As filed with the Securities and Exchange Commission on July 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zevia PBC

(Exact name of registrant as specified in its charter)

Delaware	86-2862492
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15821 Ventura Blvd., Suite 145

Encino, CA 91436

(Address of Principal Executive Offices, Zip Code)

Zevia PBC 2021 Equity Incentive Plan

Zevia 2020 Incentive Plan

Zevia LLC 2011 Unit Incentive Plan

Restricted Stock Unit Awards

Restricted Phantom Unit Awards

(Full title of the plans)

Padraic (“Paddy”) Spence

Chair and Chief Executive Officer

Zevia PBC

15821 Ventura Blvd., Suite 145

Encino, CA 91436

(855) 469-3842

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Fabens

Stewart McDowell

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.001 per share:
Zevia PBC 2021 Equity Incentive Plan (1)	5,348,811	$12.94 (3)	$69,213,614.34 (3)	$7,551.21 (3)
Zevia 2020 Incentive Plan	1,986,000 (4)	$12.94 (3)	$25,698,840.00 (3)	$2,803.74 (3)
Zevia LLC 2011 Unit Incentive Plan	1,295,370 (5)	$0.52 (6)	$673,592.40 (6)	$73.49 (6)
Restricted Stock Unit Awards	3,580,000 (7)	$12.94 (3)	$46,325,200.00 (3)	$5,054.08 (3)
Restricted Phantom Unit Awards	737,306 (8)	$12.94 (3)	$9,540,739.64 (3)	$1,040.89 (3)
TOTAL	12,947,487		$151,451,986.38	$16,523.41

(1)

In addition to the number of shares of Class A common stock, par value $0.001 per share (the “Common Stock”) of Zevia PBC (the “Registrant”) set forth in the above table, this Registration Statement on Form S-8 (this “Registration Statement”) covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to the Zevia PBC 2021 Equity Incentive Plan (the “2021 Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on July 22, 2021.

(4)

Represents shares of Common Stock subject to outstanding restricted stock units granted by Zevia LLC under the Zevia 2020 Incentive Plan, which were assumed by the Registrant in connection with its initial public offering.

(5)

Represents shares of Common Stock subject to outstanding options granted by Zevia LLC under the Zevia LLC 2011 Unit Incentive Plan (the “2011 Plan”), which were assumed by the Registrant in connection with its initial public offering.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the weighted average exercise price of outstanding options granted under the 2011 Plan.

(7)	Represents shares of Common Stock subject to outstanding restricted stock units granted by Zevia LLC, which were assumed by the Registrant in connection with its initial public offering.
(8)	Represents shares of Common Stock subject to outstanding restricted phantom units granted by Zevia LLC, which were assumed by the Registrant in connection with its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July  23, 2021 relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-257378) originally filed with the Commission on June 25, 2021;

(b)	the Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 2021; and

(c)

the description of the Common Stock included under the caption “Description of Capital Stock” contained in the prospectus forming part of the Registrant’s Registration Statement on Form S-1 (File No.  333-257378), which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, on July 19, 2021, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s amended and restated bylaws provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by the Registrant to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

The Registrant has entered into indemnification agreements with each of its executive officers and directors that provide, in general, that the Registrant will indemnify them to the fullest extent permitted by law in connection with their service to the Registrant or on its behalf.

The 2021 Plan provides protection for members of the Registrant’s board or directors or a committee thereof acting under the 2021 Plan for their reliance in good faith upon the advice of counsel, and provides that such individuals shall incur no liability except for as a result of gross negligence or willful misconduct in the performance of their duties with respect to the 2021 Plan. The 2011 Plan provides that no members of the Registrant’s board of directors or a committee thereof acting under the 2011 Plan shall be liable for any action or determination made in good faith with respect to the 2011 Plan or any award thereunder.

Item 7. Exemption	from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Zevia PBC (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on July 26, 2021).

4.2	Amended and Restated Bylaws of Zevia PBC (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed on July 26, 2021).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Zevia PBC.

23.3*	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Zevia LLC.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Zevia PBC 2021 Equity Incentive Plan.

99.2*	Form of Restricted Stock Unit Award Grant Notice and Standard Terms and Conditions under the Zevia PBC 2021 Equity Incentive Plan.

99.3*	Form of Nonqualified Stock Options Grant Notice and Standard Terms and Conditions under the Zevia PBC 2021 Equity Incentive Plan.

99.4	Zevia 2020 Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, filed on June 25, 2021).

99.5	Form of Zevia LLC Notice of Restricted Class C Common Unit Award and Restricted Class C Common Unit Agreement (2021) (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1, filed on June 25, 2021).

99.6	Zevia LLC 2011 Unit Incentive Plan, as amended, and the Form of Unit Option Agreement (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, filed on June 25, 2021).

99.7	Form of Zevia LLC Notice of Restricted Class C Common Unit Award and Restricted Class C Common Unit Agreement (2020) (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, filed on June 25, 2021).

99.8	Form of Zevia LLC First Amendment to Notice of Restricted Class C Common Unit Award and Restricted Class C Common Unit Agreement (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1, filed on June 25, 2021).

99.9	Form of Zevia LLC Notice of Restricted Phantom Class C Common Unit Award and Restricted Phantom Class C Common Unit Agreement (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-1, filed on June 25, 2021).

99.10	Form of Zevia LLC First Amendment to Notice of Restricted Phantom Class C Common Unit Award and Restricted Phantom Class C Common Unit Agreement (incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1/A, filed on July 12, 2021).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Encino, State of California, on the 26th day of July, 2021.

Zevia PBC

By:	/s/ Padraic Spence
Name:	Padraic Spence
Title:	Chair and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Padraic Spence and William Beech, and each of them, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Padraic Spence Padraic Spence	Chair, Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2021

/s/ William Beech William Beech	Chief Financial Officer (Principal Financial Officer)	July 26, 2021

/s/ Hany Mikhail Hany Mikhail	Chief Accounting Officer (Principal Accounting Officer)	July 26, 2021

/s/ Amy Taylor Amy Taylor	President and Director	July 26, 2021

/s/ Jacqueline Hayes Jacqueline Hayes	Director	July 26, 2021

/s/ Brian McGuigan Brian McGuigan	Director	July 26, 2021

/s/ Philip Hunter O’Brien Philip Hunter O’Brien	Director	July 26, 2021

/s/ Rosemary Ripley Rosemary Ripley	Director	July 26, 2021

/s/ Andrew Ruben Andrew Ruben	Director	July 26, 2021

/s/ Julie Garcia Ruehl Julie Garcia Ruehl	Director	July 26, 2021

/s/ Justin Shaw Justin Shaw	Director	July 26, 2021

/s/ Quincy Troupe Quincy Troupe	Director	July 26, 2021